CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-157080 on Form N-14/A of our report dated February 20, 2009 relating to the financial statements and financial highlights of BlackRock Legacy Large Cap Growth Portfolio, a series of Metropolitan Series Fund, Inc. (the "Fund"), appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2008, and to our report dated February 24, 2009 relating to the financial statements and financial highlights of Met/AIM Capital Appreciation Portfolio, a series of Met Investors Series Trust ("MIST"), appearing in the Annual Report on Form N-CSR of MIST for the year ended December 31, 2008, and to the reference to us under the heading "Financial Statements and Experts" in the Prospectus/Proxy Statement which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Boston, MA
March 6, 2009